UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry Into a Material Definitive Agreement.

On March 3, 2015, Cyclacel Pharmaceuticals, Inc. (the “Company”) agreed to sell an aggregate of 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) in a registered public offering, at a price to the public of $1.00 per share (the “Offering”), for a total gross proceeds for the Company of $10.0 million.

On March 3, 2015, the Company entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to which the Placement Agent serves as the exclusive placement agent and sole book-runner for the Company in connection with the public offering on a reasonable best efforts basis. In connection with the Offering, the Company also entered into a securities purchase agreement (the “Securities Purchase Agreement”).

The Company expects net proceeds from the sale of the Common Stock, after deducting for the placement agent fees and other offering expenses, to be approximately $9.2 million. The Offering is expected to close on March 9, 2015, subject to customary closing conditions.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration No. 333-187801) filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2013 and declared effective by the SEC on April 22, 2013, and a preliminary and final prospectus supplement filed with the SEC in connection with the Company’s takedown relating to the Offering.

Pursuant to the Engagement Letter, the Company has also agreed to indemnify the Placement Agent and certain other persons against certain liabilities relating to or arising out of the Placement Agent’s activities under the Engagement Letter. The Securities Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Engagement Letter and the Securities Purchase Agreement include certain representations, warranties and covenants that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

The foregoing descriptions of the material terms of the Engagement Letter and the Securities Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Engagement Letter, attached hereto as Exhibit 1.1, and the Form of Securities Purchase Agreement, attached hereto as Exhibit 10.1. Each of the Engagement Letter and the Form of Securities Purchase Agreement is incorporated herein by reference.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the shares of Common Stock in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01       Other Events.

On March 3, 2015, the Company issued a press release announcing the launching of the Offering. On March 4, 2015, the Company issued a press release announcing, among other things, the pricing of the Offering. A copy of each press release is attached hereto as Exhibits 99.1 and 99.2, respectively, and is incorporated herein by reference.

Neither the filing of the press releases as exhibits to this Current Report on Form 8-K nor the inclusion in the press releases of a reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at the Company’s internet address into this Current Report on Form 8-K. The information available at the Company’s internet address is not part of this Current Report on Form 8-K or any other report filed by it with the SEC.

Item 9.01       Financial Statements and Exhibits.

(d) The following exhibits are filed with this Report:

Exhibit No.	Exhibit

1.1	Engagement Letter, dated March 3, 2015, by and between Cyclacel Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1	Form of Securities Purchase Agreement, by and between Cyclacel Pharmaceuticals, Inc.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).
99.1	Press Release, dated March 3, 2015, announcing the launching of the Offering.
99.2	Press release, dated March 4, 2015, announcing the pricing of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: March 4, 2015